Exhibit 2.2

The Supplementary Agreement of Equity Merger and Acquisition of Yantai Jinzheng Eco-Technology Co Ltd

Party A: Li Yuebiao

Address: Room 201, Door 3, No. 3-36A Weiwu Road, Saertu District, Daqing City, Heilongjiang Province.

Party B: Zhang Zhuo

Address: No.8 Inner, No. 32 Fushan Road, Zhifu District, Yantai City, Shandong Province.

Party C: Zhang Yue

Address: No.207 Inner, No. 76 Shangshan Road, Zhifu District, Yantai City, Shandong Province.

Party D: NEWATER HK LIMITED

Address: Room 1501(153) 15/F., SPA Centre 53-55 Lockhart Road, Wanchai Hong Kong

In consideration of:

1.	Party A, B, C and D signed “The Equity Merger and Acquisition Agreement of Yantai Jinzheng Eco-Technology Co Ltd” (Hereinafter referred to as “original agreement”) on January 25 of 2016;

2.	According to “Approval about change Yantai Jinzheng Eco-Technology Co Ltd to Foreign Investment Enterprise by Commerce Department of Shandong Province” issued by Commerce Department of Shandong Province on February 2 of 2016 and “Rules of Foreign Investors Merge and Acquire Domestic Enterprise by Depart of Commerce”, through friendly negotiation Party A, B, C and D all agree to amend part of terms on the base of the original agreement and specifically make the following supplementary agreement.

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I. Amended Content

According to the rule of original agreement, Party D acquires Yantai Jinzheng Eco-Technology Co Ltd at price of CNY 20 million which is to acquire Party A’s all shares (55% of Company’s registered capital) at CNY 11 million and to acquire Party B’s all shares (40% of Company’s registered capital) at CNY 8 million and to acquire Party C’s all shares (5% of Company’s registered capital) at CNY 1 million. The price of acquisition will be fully paid to Company’s shareholders by Party D within 6 months after the date of approval of Examination and Approval Authority.

Party A, B and C will fully pay the all subscription price by US Dollars in cash. Party A, B and C all agree the subscription prices which are as follows through negotiation.

Name	Original Subscription Price (CNY)	Increment on Subscription Price (CNY)
Li Yuebiao	11,000,000.00	4,695,550.99
Zhang Zhuo	8,000,000.00	3,414,946.17
Zhang Yue	1,000,000.00	426,868.27

II. After this supplementary agreement takes effect, this supplementary agreement becomes the undivided party of original agreement and has the same legal effect as original agreement does. Except the amended content specified by this supplementary agreement, the other parts of original agreement are unchanged and continuously effective.

If this supplementary agreement conflicts with original agreement, this supplementary agreement prevails.

III. This supplementary agreement has four copies and every party holds one copy which has the same legal effect. This supplementary agreement will take effect after signed and stamped by Party A, B, C and D.

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(The page has no text below but signature.)

Party A:

/s/ Li Yuebiao

Party B:

/s/ Zhang Zhuo

Party C:

/s/ Zhang Yue

Party D:

NEWATER HK LIMITED

/s/ NEWATER HK LIMITED

February 5, 2016

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